EXHIBIT 3.01

                          ACTION WITH RESPECT TO BYLAWS

      At a meeting of the Board of Directors ("Board") of Quality Systems, Inc., a California corporation (the "Corporation"), duly held on July 28, 2005 at 9:30 a.m. Pacific Time, and in accordance with Article V, Section 8 of the Corporation's Amended and Restated Bylaws ("Bylaws"), the Board approved the reduction in the size of the Board from nine members to eight members. The reduction became effective on October 5, 2005, upon the certification by the inspector of election of the results of the shareholder vote taken for the election of directors at the Corporation's 2005 Annual Shareholders' Meeting (the "Effective Time").

      Accordingly, the final sentence of Article III, Section 2 of the Bylaws has been revised so that as of the Effective Time, Article III, Section 2 of the Bylaws reads in its entirety as follows:

Section 2. NUMBER OF DIRECTORS.

      The authorized number of directors shall be not less than five (5) nor more than nine (9) until changed by amendment of the Articles of Incorporation or by a Bylaw duly adopted by approval of the outstanding shares. The exact number of directors shall be fixed, within the limits specified, by amendment of the next sentence duly adopted either by the Board or the shareholders. The exact number of directors shall be eight (8) until changed as provided in this
Section 2.

      The remainder of the Corporation's Bylaws remain in full force and effect.

                            CERTIFICATE OF SECRETARY

      The undersigned certifies that:

            (1) The undersigned is the duly elected and acting Secretary of the Corporation; and

            (2) The foregoing Action with Respect to Bylaws ("Action") describes an action taken with respect to the Corporation's Bylaws, as duly adopted and approved at a meeting of the Board on July 28, 2005, to be effective as of the Effective Time specified in the Action.

      IN WITNESS WHEREOF, I have hereunto subscribed my name on October 5, 2005.


                                        /s/ Paul Holt
                                        -----------------------------------
                                        Paul Holt, Secretary